Exhibit 99.B(p)(2)

Victory Capital Management Inc. Code of Ethics

Victory Capital Management Inc.

Code of Ethics

Effective July 1, 2018

Previously updated: July 30, 2016

1.	Introduction	1

2.	Definitions	2

3.	Culture of Compliance	4

4.	Policy Statement on Insider Trading	5

A Introduction		5

B Scope of the Policy Statement		5

C What is Material Information?		6

D What is Non-Public Information?		6

E Identifying Inside Information		7

F Contact with Public Companies		7

G Tender Offers		7

H Protecting Sensitive Information		7

I Trading in Securities Listed on Exchanges in Other Countries		7

J Public Company Confidential Records		8

5.	Conflicts of Interest	8

A Gifts and Entertainment		8

B Political Contributions		9

C Outside Business Activities		10

D Other Prohibitions on Conduct		11

E Review of Employee Communications		12

6.	Standards of Business Conduct	12

7.	Personal Trading, Code of Ethics Reporting and Certifications	12

A Employee Investment Accounts		13

B Employee Investment Account Reporting		13

C Personal Trading Requirements and Restrictions		14

D Representation and Warranties		17

E Quarterly and Annual Certifications of Compliance		17

F Review Procedures		17

G Recordkeeping		17

H Whistleblower Provisions		17

I Confidentiality		18

J Reporting to the Board of Directors of Affiliated Funds		18

8.	Code of Ethics Violation Guidelines	18

Appendix 1 – Affiliated Funds, Proprietary Funds & Reportable Funds		i

Appendix 2 – Approved Brokers List		ii

Appendix 3 – Investment Account Disclosure		iii

Appendix 4 – Reportable Securities		iv

Appendix 5 – ETFs Eligible for De Minimis Transaction Exemption		vii

Supplement 1 - RS Investments (Hong Kong) Limited Code of Ethics Supplement (“Hong Kong Supplement”)		viii

Supplement 2 - RS Investment Management (Singapore) Pte. Ltd. (“RSIMS”) Code of Ethics Supplement (“Singapore Supplement”)		xi

1.              INTRODUCTION

Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws.  Victory Capital Management Inc. (“Victory Capital”), a registered investment adviser under the Advisers Act, and its subsidiaries, RS Investments (UK) Limited, RS Investments (Hong Kong) Limited, and RS Investment Management (Singapore) Pte. Ltd. (collectively, “Victory Capital”), have adopted this Code of Ethics (“Code”), which sets forth the standards of business conduct that are required of Victory Capital employees.  As an adviser to regulated investment companies, Victory Capital also adopts this Code in adherence to Rule 17j-1(1) under the Investment Company Act of 1940.  Officers and employees of RS Investments (Hong Kong) Limited and RS Investment Management (Singapore) Pte. Ltd. should also review the related Code supplements.

Victory Capital is an indirect, wholly owned subsidiary of Victory Capital Holdings, Inc. (“VCH”).  VCH is a Delaware corporation with its Class A common stock listed on the NASDAQ Global Select Market, under the ticker symbol “VCTR.”  As a public company, new compliance policies were adopted by VCH.  The VCH policies are in addition to the compliance program of Victory Capital.  In particular, the VCH policies that apply to all Victory Capital employees include: (1) Code of Business Conduct and Ethics, (2) Corporate Communications Policy and (3) Insider Trading Policy.  These policies are available through the company intranet site “Under the wing”.

Victory Capital Advisers, Inc. (“VCA”), a Victory Capital affiliate, is a registered broker-dealer and principal underwriter of Victory Capital’s Affiliated Funds (defined herein) and has adopted this Code in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Victory Capital employees have a responsibility to adhere to the highest ethical principles.  Thus, the Code imposes obligations in addition to those required under applicable laws and regulations.  The Code is a minimum standard of conduct for employees.  If an employee is uncertain as to the intent or purpose of any provision of the Code, he or she should consult Victory Capital’s Chief Compliance Officer (“CCO”) or a member of the Compliance team.

Victory Capital recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business and our industry, Victory Capital has implemented certain standards and limitations designed to minimize these conflicts.

Victory Capital’s reputation is of paramount importance; therefore, Victory Capital will not tolerate blemishes as a result of careless personal trading or other conduct prohibited by the Code. Consequently, Material Violations (as defined herein) of the Code may be subject to harsh sanctions. Frequent violations of the Code may result in limitations on personal securities trading or other disciplinary actions, which can include termination of employment.

(1)  Rule 17j-1 requires that fund advisers adopt written codes of ethics and have procedures in place to prevent their personnel from abusing their access to information about the fund’s securities trading, and requires “access persons” to submit reports periodically containing information about their personal securities holdings and transactions.

Copyright © 2018, Victory Capital Management Inc.

2.              DEFINITIONS

“Access Person” means any employee of Victory Capital or anyone deemed an Access Person by the CCO.  As a matter of practice, the Board of Directors of the Victory Portfolios, Victory Portfolios II, Victory Institutional Funds and Victory Variable Insurance Funds (collectively the “Victory Funds”) generally consists of members who are not employees or officers of Victory Capital, or their affiliates.  A director designated as a non-access director is not treated as an “access person” of Victory Capital, within the meaning of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is not treated as either an “access person” or an “advisory person” of Victory Capital.

“Affiliated Funds” means any individual series portfolio of Victory Portfolios, Victory Portfolios II, Victory Variable Insurance Funds and Victory Institutional Funds, as well as other sub-advised affiliates listed in Appendix 1, each an investment company registered under the Investment Company Act.

“Automatic or Periodic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.  An Access Person is deemed to have a Beneficial Interest in securities owned by members of his or her Immediate Family.  Common examples of Beneficial Interest include joint accounts, spousal accounts (including Non-Victory Capital Employee Compensation Programs, Non- Victory Capital Employee Stock Participation Program, and Employer-Sponsored Retirement Plan Accounts), Uniform Transfers to Minors Act accounts, partnerships, trusts and controlling interests in corporations.  Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department.  Such questions will be resolved in accordance with, and this definition shall be interpreted in a manner consistent with, the definition of “beneficial owner” set forth in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

“Blackout Period” means seven (7) calendar days before and three (3) calendar days after the date a client trade is executed.

“Business Entertainment” includes any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature or purpose, and any transportation or lodging accompanying or related to such activity or event, including any entertainment activity offered in connection with an educational event or business conference, irrespective of whether any business is conducted during, or is attendant to, such activity.

“Covered Government Official” means a 1) state or local governmental official; 2) candidate for state or local office; or 3) federal candidate currently holding state or local office.  A governmental “official” includes an incumbent, candidate, or successful candidate for elective office of a state or local government entity, if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser, by a state or a political subdivision of a state.

“De Minimis Trade” means a stock trade under $100,000 in a security of an issuer that is a member of the S&P 500 Index, or a security with an equivalent market capitalization and liquidity to a S&P 500 security, as determined by the CCO, or an exempt ETF (see Appendix 5 — ETFs Eligible for De Minimis Transaction Exemption for more information).  De Minimis Trades are subject to Personal Trading Requirements and Restrictions in Section VII(C) except the Blackout Period.

“Exempt Securities” means 1) direct obligations of the U.S. Government; 2) bankers’ acceptances, bank certificates of deposit and commercial paper; 3) investment grade, short-term debt instruments, including repurchase agreements; 4) shares held in money market funds; 5) variable insurance products that invest in funds for which Victory Capital does not act as adviser or sub-adviser; 6) open-end mutual funds for which Victory Capital does not act as adviser or sub-adviser; and 7) investments in qualified tuition programs (“529 Plans”).  Exempt Securities do not need to be pre-cleared.

“Immediate Family” means all family members who share the same household, including but not limited to, a spouse, domestic partner, parents, grandparents, children, grandchildren, siblings, step-siblings, step-children, step-parents, or in-laws. Immediate Family includes adoptive relationships and any other relationships (whether or not recognized by law) that the CCO determines could lead to conflicts of interest, diversions of corporate opportunity or create the appearance of impropriety.

“Index Access Person” means any employee who is a member of the Solutions Platform team, members of Victory Capital’s trading team involved with trading on behalf of the Solutions Platform, employees who have access to trade rebalance information for index-based products or any other person designated as such by the CCO.  Index Access Persons are restricted from trading equities during the rebalancing months. Index Access Person’s may still trade securities, such as open-ended mutual funds and ETFs for which Victory Capital does not act as adviser or sub-adviser or other types of securities permitted by the CCO during this month.

“Initial Holdings Report” is a report that discloses all securities holdings of every Access Person, which must be submitted to the Compliance Department within ten (10) calendar days of becoming an Access Person.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Managed Accounts” means investment advisory or brokerage accounts over which an Access Person has no direct or indirect influence or control in the investment decisions or activities.

“Material Non-Public Information” or “MNPI” means information that is both material and non-public that might have an effect on the market for a security.  Access Persons who possess MNPI must not act or cause others to act on such information.

“Material Violation” means any violation of this Code or other misconduct deemed material by the CCO, in conjunction with the Compliance Committee or the Victory Capital Board of Directors.

“Maximum Allowable Trades” means Access Persons are limited to 20 trades per calendar quarter across their  Personal Accounts(2).  A trade in the same security in multiple accounts on the same day will count as one trade towards the Maximum Allowable Trades in a quarter.

“MCO” means MyComplianceOffice, which is a web-based compliance system used to track and approve employee personal trading, gifts and entertainment, political contributions, and outside business activities, store policies, and facilitate employee certifications and manage other compliance objectives.

“Personal Account” means an investment account in which an employee retains investment discretion.

“Personal Trading” or “Personal Trades” means trades or transactions by Access Persons in their Personal Accounts.

“Proprietary Fund” is a fund or product in which Victory Capital or its employees have an aggregate of 25% or more Beneficial Interest.  See Appendix 1 — Affiliated Funds, Proprietary Funds & Reportable Funds for more information.

“Portfolio Management Team” means all members of a portfolio management team including all research analysts, research associates, product specialists, and market traders.

(2)  Certain exceptions apply subject to CCO approval.

“Reportable Fund” means any investment company registered under the Investment Company Act for which Victory Capital is an investment adviser or a sub-adviser, or any registered investment company whose investment adviser or principal underwriter controls Victory Capital, is controlled by Victory Capital, or is under common control with Victory Capital.  See Appendix 1 — Affiliated Funds, Proprietary Funds & Reportable Funds for more information.

“Reportable Security” means any security that is not an Exempt Security.

“RIC” means a Regulated Investment Company.

“Short-Sell” or “Short-Selling” means the sale of a security that is not owned by the seller.  Access Persons may not take a short position in a security.  However, mutual funds or ETFs that correspond to the inverse performance of a broad-based index are not considered to be Short-Sales.  For example, buying (long) the ProShares Short S&P500 ETF is permitted.  Employees may also trade in funds that track a volatility index. Personal investments in highly concentrated funds made by Portfolio Management Team members may be prohibited if they contradict the client’s recommendations.  See “Contra-Trading Rule” under Section VII(C): Personal Trading Requirements and Restrictions for more information.

“Short-Term Holding Period” means Access Persons may not purchase and sell or sell and purchase any Reportable Securities in a Personal Account within sixty (60) calendar days.  Each purchase or sale of the same security has its own 60-day holding period.

“Significant Transaction” means the purchase or sale of an Affiliated Fund by an Access Person that exceeds the lesser of $1 million or 1% of the Fund’s outstanding shares, across all share classes.  See Appendix 1 — Affiliated Funds, Proprietary Funds & Reportable Funds for more information.

“Victory Capital Stock” means securities offered by Victory Capital Holdings, Inc. (“VCH”) through a registration statement that has been declared effective by the SEC.

3.              CULTURE OF COMPLIANCE

Victory Capital’s primary objective is to provide value through investment advisory, sub-advisory and other financial services to a wide range of clients, including governments, corporations, financial institutions, high net worth individuals and pension funds.

Victory Capital requires that all dealings on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines.  As a general matter, Victory Capital is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty.  All employees must actively work to avoid the possibility that the advice or services provided to clients is, or gives the appearance of being, based on the self-interests of Victory Capital or its employees and not in the clients’ best interests.  Violations of the Code must be reported promptly to the CCO.

Employees must act solely in the best interests their clients.  Statutory and regulatory requirements impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities to clients.  Victory Capital and its employees must comply fully with these rules and regulations.  The Legal, Compliance and Risk Department (“LCR Department”) personnel are available to assist employees in meeting these requirements.

Since no set of rules can anticipate every possible situation, it is essential that Victory Capital employees and representatives obtain guidance from the CCO or Chief Legal Officer (“CLO”) when unsure how to follow these rules in letter and in spirit.  It is the responsibility of all employees and representatives to fully understand and comply with the Code and the policies of Victory Capital or seek guidance from the CCO.  Technical compliance with the Code and its procedures will not necessarily validate an employee’s actions as appropriate.  Any activity that compromises Victory Capital’s integrity, even if it does not expressly violate a rule, may result in further action from the CCO.  In some instances, the CCO holds discretionary authority to apply exceptions under the Code.  In the CCO’s absence, the CLO may act in his or her place.

Victory Capital’s fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as personal investing activities.  These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately.  These concepts are further described in the sections that follow.

4.              POLICY STATEMENT ON INSIDER TRADING

A.            Introduction

Victory Capital seeks to foster a culture of compliance and a reputation for integrity and professionalism.  Victory Capital values and endeavors to protect the confidence and trust placed in us by our clients.  To further that goal, this Policy Statement implements procedures to deter the misuse of MNPI in securities transactions.

The term “insider trading” is not defined in the federal securities law, but refers generally to the situation when a person trades while aware of MNPI or communicates MNPI to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits any of the following:

•                  Trading by an insider, while aware of MNPI;

•                  Trading by a non-insider, while aware of MNPI, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•                  Communicating MNPI to others in breach of a duty of trust or confidence.

Trading securities while in possession of MNPI or improperly communicating that information to others may result in stringent penalties.  Criminal sanctions may include fines of up to $5,000,000, twenty years’ imprisonment, or both.  The civil penalty for a violator may be an amount up to three times the profit (or loss avoided) as a result of the insider trading violation, and a permanent bar from working in the securities industry.  Investors may sue and seek to recover damages for insider trading violations.

Regardless of whether a regulatory inquiry occurs, Victory Capital views seriously any violation of this Policy Statement.  Such violations constitute grounds for disciplinary sanctions, up to and including dismissal.

B.            Scope of the Policy Statement

This Policy Statement is drafted broadly and will be applied and interpreted in a similar manner.  It applies to all Access Persons and to transactions in any security participated in by Immediate Family members of Access Persons or trusts or corporations controlled by Access Persons.

Any questions relating to this Policy Statement should be directed to the CCO or his or her designee.  You must notify the LCR Department immediately if you have any reason to believe that a violation of this Policy Statement has occurred or is about to occur.

C.            What is Material Information?

Trading on inside information is not a basis for liability unless the information relied upon is deemed to be material. “Material” information is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  If the disclosure of that information would be expected to alter the total mix of information that is publicly available about that company, then the information is considered material.  Any questions about whether information is material should be directed to a member of the LCR Department.

Material information often relates to a company’s financial results and operations, including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.  Information about a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies.  Material information does not have to relate to a company’s business.  For example, in Carpenter v. U.S., the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

D.            What is Non-Public Information?

In order for issues concerning insider trading to arise, information must not only be material, it must also be “non-public”.  Non-public information is information that has not been made available to investors generally.  Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an “insider” is also deemed non-public information.  For non-public information to become public information, it must be disseminated through recognized channels of distribution designed to broadly reach the securities marketplace.

Facts verifying that the information is public (and therefore has become generally available) may include, for example, and without limitation, disclosure in:

•                                                      National business and financial wire service, such as Dow Jones or Reuters;

•                                                      National news service or newspaper, such as AP or The Wall Street Journal; or

•                                                      Publicly disseminated disclosure document, such as a proxy statement or prospectus.

The circulation of rumors or “talk on the street”, even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure.  In addition, the information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information.  Material non-public information is not made public by selective dissemination.  Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as “non-public” information that must not be disclosed or otherwise misused.

Partial disclosure does not constitute public dissemination.  So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

E.            Identifying Inside Information

Before executing any Personal Trades or trades for client accounts, employees must determine whether they have access to MNPI.  If an employee believes that he or she might have access to MNPI, the following steps should be taken:

•                  Report the information and proposed trade immediately to the CCO or a member of the LCR Department;

•                  Do not purchase or sell the securities as Personal Trades or for clients without written clearance to do so from the CCO or a member of the LCR Department; and

•                  Do not communicate the information inside or outside of Victory Capital, other than to the LCR Department and, if necessary, your direct manager.

A member of the Compliance Department will determine whether the information is material and non-public.

F.             Contact with Public Companies

Victory Capital’s contacts with public companies represent an important part of its research efforts.  Victory Capital may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information.  Legal issues may arise if, in the course of these contacts, an employee becomes aware of MNPI.  This could happen, for example, if a company’s chief financial officer were to prematurely disclose quarterly results to an analyst, or an investor relations representative selectively discloses adverse news to a handful of investors.

G.           Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC forbids trading and “tipping” while in possession of MNPI regarding the receipt of a tender offer, the tender offeror, the target company or anyone acting on behalf of either of these parties.  Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

H.           Protecting Sensitive Information

Employees are responsible for safeguarding all confidential information relating to investment research, fund and client holdings, including analyst research reports, investment meeting discussions or notes, and current fund or client transaction information, regardless whether such information is deemed MNPI.  Other types of information (for example, marketing plans, employment issues and shareholder identities) may also be confidential and should not be shared with individuals outside the company unless approved by the CCO or a Victory Capital executive officer.

All Access Persons are expressly prohibited from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading in or the price of that company’s or any other company’s securities, and from engaging in any other type of activity that constitutes illegal market manipulation.

I.                Trading in Securities Listed on Exchanges in Other Countries

Trading in securities listed on exchanges in other countries is governed by the laws of that country.  Access Persons who are trading in such securities must ensure compliance with applicable law, which in all relevant cases prohibits trading on the basis of MNPI or price-sensitive information, as those terms are defined in the relevant jurisdiction.

J.              Public Company Confidential Records

VCH’s and Victory Capital’s records must always be treated as confidential and must not be disclosed or used for any purpose at any time other than for the normal course of business. Information learned about other entities in a special relationship with VCH, such as acquisition, joint venture and partnership negotiations, is confidential and must not be disclosed without proper authorization.

At all times, Access Persons are prohibited from making any recommendation or expressing any opinion as to trading in Victory Capital Stock

See VCH’s Corporate Communications Policy and Insider Trading Policy for more information.

5.              CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interests may be contrary to the interests of clients or shareholders of Victory Capital.  A conflict may arise if a Victory Capital employee takes actions or has business, financial or other interests that may make it difficult to perform his or her work objectively and effectively.

Conflicts of interest may arise, for example, if a Victory Capital employee or his or her Immediate Family member receives improper personal benefits (for example, personal loans, services, or payment for services) as a result of his or her position at Victory Capital, or gains personal enrichment or benefits through access to confidential information.  Conflicts may also arise if a Victory Capital employee or an Immediate Family member holds a financial interest in a company that does business with Victory Capital or has outside business interests that may result in divided loyalties or compromised independent judgment.  Conflicts may also arise when making securities investments for Proprietary Funds or Personal Accounts or when determining how to allocate trading opportunities.

Conflicts of interest can arise in many common situations, despite best efforts to avoid them.  This Code does not attempt to identify all possible conflicts of interest.  Literal compliance with each of the specific procedures will not shield Access Persons from liability for Personal Trading or other conduct that violates fiduciary duties to Victory Capital clients.  Victory Capital employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest.  Any questions regarding a conflict of interest or potential conflict of interest should be directed to a manager, the CCO or a representative of the LCR Department.

The following areas represent many common types of conflicts of interests and the procedures to be followed; however, the list is not intended to be all-inclusive.  A summary is provided for each case, but further details can be found in the related Policies and Procedures.  For questions relating potential conflicts, please contact a member of the LCR Department.

A.            Gifts and Entertainment

Gifts

Giving or receiving gifts or other items of value to or from persons doing business or seeking to do business with Victory Capital could call into question the independence of its judgment as a fiduciary of its clients.  Accordingly, it is the policy of Victory Capital to permit such conduct only in accordance with the limitations stated herein.

Victory Capital’s policies on gifts and entertainment are derived from industry practices.  Employees should be aware that there are various laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery.

If there is any question about the appropriateness of any particular gift, an employee should consult a member of the LCR Department.

Under no circumstances may a gift to Victory Capital or any employee be received as any form of compensation for services provided by Victory Capital or an employee.  Gifts of nominal value may be given to or accepted from present or prospective customers, brokers, service providers, suppliers or vendors with whom Victory Capital has a business or potential business relationship.  Victory Capital employees are required to promptly report all gifts given in excess of $50 in Victory Capital’s expense reporting system (Concur). Any gifts received in excess of $50 must promptly be disclosed in MCO. Gifts from an individual or entity may not exceed $100 in aggregate value in any calendar year unless approval is obtained from the employee’s direct manager and the LCR Department.

Gifts of up to $100 per person per year may be provided to present or prospective customers, brokers, service providers, suppliers or vendors with whom Victory Capital has a business or potential business relationship.

Additional policies concerning gifts may be applicable depending on the type of customer (e.g., ERISA, foreign, union, government officials, or Covered Government Officials).

Please refer to Victory Capital’s Gifts and Entertainment Policy for more information.

Entertainment

Employees may sponsor and participate in Reasonable and Customary Business Entertainment.  Any Business Entertainment that is not Reasonable and Customary must be approved by the CCO and the employee’s manager.  You must accompany the persons being entertained for an entertainment activity to qualify as permissible Business Entertainment.  All Business Entertainment expenses must be reported promptly in Concur, listing each attendee at the entertainment event.  The receipt of Business Entertainment in excess of $50 per occurrence per employee must be disclosed promptly after each occurrence in MCO.  If the client, broker, service provider, vendor or supplier is not present, the entertainment is considered a gift.

Additional policies concerning gifts and entertainment may be applicable depending on the type of customer (e.g., ERISA, foreign, union, government officials, or Covered Government Officials).

Please refer to Victory Capital’s Gifts and Entertainment Policy for more information.

B.            Political Contributions

SEC regulations limit political contributions to Covered Government Officials by employees of investment advisory firms and certain affiliated companies.  The SEC’s “Pay-to-Play” Rule 206(4)-5 (the “Rule”) prohibits advisers from receiving any compensation for providing investment advice to a government entity within two years after a contribution has been made by the adviser or one of its covered associates.  The two-year time out is triggered by a political contribution to an official of a government entity.  The date of the contribution starts the time out.

The Rule permits contributions of up to $350 per person for any election to an elected official or candidate for whom the individual is entitled to vote, and up to $150 per person for any election to an elected official or candidate for whom the individual is not entitled to vote.  Many U.S. cities, states and other government entities have also adopted regulations restricting political contributions by associates of investment management firms seeking to provide services to a governmental entity.  While contributions to candidates in federal elections would generally not raise any issues under state or local laws, contributions to state and local officials may not be approved depending on the circumstances.  Prior to the commencement of employment, new employees must disclose all political contributions in the past 2 years to Human Resources. During employment, Victory Capital employees must receive approval from the LCR Department through MCO before making personal political contributions at all levels.  Political contributions which require pre-approval include, but are not limited to, the following:

•                  Covered Government Officials;

•                  Federal candidate campaigns and affiliated committees;

•                  Political Action Committees (PACs) and Super PACs; and

•                  Non-profit organizations that may engage in political activities, such as 501(c)(4) and 501(c)(6) organizations.

Note: U.S. national political party donations (e.g. Democratic or Republican) do not require pre-clearance.

Contributions include:

•                  Monetary contributions, gifts or loans;

•                  “In kind” contributions (e.g. donations of goods or services or underwriting or hosting fundraisers);

•                  Contributions to help pay a debt incurred in connection with an election (including transition or inaugural expenses, purchasing tickets to inaugural events);

•                  Contributions to joint fund-raising committees; or

•                  Contributions made by a PAC that is controlled by an Access Person.

See Victory Capital’s Political Contributions Policy for more information.

C.            Outside Business Activities

Prior to commencement of employment with Victory Capital, all Outside Business Activities (“OBAs”) must be disclosed to Human Resources. During employment and prior to commencement of any new OBA, employees must fill out and submit an OBA request form in MCO.  Employees are responsible for notifying the Compliance Department of any material OBA changes and must review, update and certify quarterly to their OBA activities.

Holding Political Office/Appointments

Victory Capital employees must avoid any political appointment that may conflict with the performance of his or her duties for Victory Capital.  Prior written approval must be obtained from the CCO before holding political office and, if approved, must be confirmed annually through the compliance certification process.  Employees must expressly remove themselves from discussions and decisions regarding Victory Capital, its products or services when Victory Capital may be a competitor for business related to their appointment.

Outside Employment or Business Activities

Employees may pursue other interests on their own time as long as the activity doesn’t reflect negatively on Victory Capital and does not interfere or conflict in any way with Victory Capital or its clients.  However, full-time employees of Victory Capital should consider their position to be their primary employment.

All outside business activities must be reported to and pre-approved by both the employee’s direct manager and the CCO.  Outside employment or business activities may be considered any activity conducted by a Victory Capital employee for another organization or business purpose that is outside the scope of the employee’s job function for Victory Capital.  This includes, but is not limited to, being an employee, independent contractor, sole proprietor, officer, director or partner of another organization, or being compensated by, or having the reasonable expectation of compensation from, any other person or organization as a result of any business activity outside the scope of the relationship with Victory Capital.

Passive investments may be exempted from the reporting and pre-approval requirement.  Although passive investments are exempted from the reporting requirements under the Outside Employment or Business Activities section of this Code, they may be subject to the reporting and pre-clearance requirements that fall under the Limited Offerings and Private Placements section of this Code.  Any questions regarding non-compensated outside employment or business activities and passive investments should be directed to the CCO.

Absent prior approval of the CCO or the Chief Executive Officer, no employee of Victory Capital may serve on the board of directors of any publicly traded company or investment company.  An employee’s or Immediate Family member’s service on a for-profit private company’s board of directors must also be pre-approved by the employee’s direct manager and the CCO or CLO, and reported on the employee’s annual Code certification.

All outside employment or business activities must be reported to and pre-approved by both the employee’s direct manager and the CCO and reported on the employee’s quarterly certification.  Employees are prohibited from the commencement of any outside employment or business activities until the CCO’s final approval within MCO has occurred.

In addition to these outside employment or business activity procedures, all employees who are registered representatives of VCA must also adhere to related requirements as set forth in VCA’s Written Supervisory Procedures Manual.

Bequests

A bequest is the act of leaving or giving something of value in a will.  The acceptance of a bequest from a client, vendor or business partner may raise questions about the propriety of that relationship.  Any potential or actual bequest in excess of $100 made to an employee by a client, vendor, or business partner under a will or trust agreement must be reported to the LCR Department.  Such bequests shall be subject to the approval of the employee’s manager and CCO.

D.            Other Prohibitions on Conduct

In addition to the specific prohibitions detailed elsewhere in the Code, Victory Capital employees are subject to a general requirement not to engage or participate in any act or practice that would defraud Victory Capital clients.  This general prohibition includes, among other things:

•                  Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;

•                  Omitting to state a material fact, or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances, thereby creating a materially misleading impression;

•                  Misuse of client confidential information;

•                  Making investment decisions, changing internal research ratings and trading decisions other than exclusively for the benefit and in the best interest of our clients;

•                  Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to an Access Person or anyone other than our clients.

•                  Taking, delaying or failing to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to an Access Person or anyone other than a client;

•                  Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

•                  Revealing to any other person (except in the normal course of an employee’s duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

•                  Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.

E.            Review of Employee Communications

All correspondence related to Victory Capital’s business and any client correspondence is subject to review by the LCR Department.  Victory Capital is required to maintain original records of employee correspondence that is communicated on approved devices (such as through email).  In addition, Victory Capital is required to monitor employee communications and compliance with Victory Capital’s conflicts of interest and insider trading policies and procedures.  Consequently, Victory Capital reviews or archives all employee communications, including emails and other forms of electronic communication for compliance purposes.  Employees are advised that they should have no expectation of privacy regarding personal communications that are sent or received on company-provided or connected electronic devices or communication platforms, such as instant messages or emails.

Employees are prohibited from sending communications regarding Victory Capital business via any personal, non-Victory Capital email account, instant messaging, text or other method that is not captured in our archiving system.  Employees may only use Victory Capital’s e-mail system, instant messaging system, Bloomberg and other explicitly approved methods for business-related communications.  Employees are permitted to communicate on Victory Capital’s e-mail system connected through personal mobile devices such as smartphones.  See Victory Capital’s Corporate Information Protection and Technology Use Policy for more information.

6.              STANDARDS OF BUSINESS CONDUCT

•                  Every employee has a duty to place the interests of Victory Capital client accounts first and not take advantage of his or her positions at the expense of Victory Capital or its clients.

•                  Victory Capital employees must not mislead or defraud any Victory Capital clients by any statement, act or manipulative practice.

•                  All personal securities transactions must be conducted in a manner to avoid any actual, potential or the appearance of a conflict of interest, or any abuse of an employee’s position of trust and responsibility with Victory Capital.

•                  Victory Capital employees may not induce or cause a client to take action, or not to take action, for personal benefit.

•                  Victory Capital employees may not share portfolio holdings information except as permitted under Victory Capital’s Disclosures of Portfolio Securities Policy.

•                  Every Access Person must notify the CCO or CLO, as soon as reasonably practical, if he or she is arrested, arraigned, indicted or pleads no contest or guilty to any criminal offense (other than minor traffic violations) or if named as a defendant in any investment-related civil proceeding or any administrative or disciplinary action.

7.              PERSONAL TRADING, CODE OF ETHICS REPORTING AND CERTIFICATIONS

Personal Trading is a privilege granted by Victory Capital that may be withdrawn at any time.  The CCO has complete discretion over all Personal Trading activity and has no obligation to explain any denial or restriction relating thereto.  Employees who violate Personal Trading restrictions may be required to disgorge any gains generated (or losses avoided) by Personal Trading.  Access Persons must maintain adequate records of all Personal Trading transactions and be prepared to disclose those transactions to the LCR Department.

A.            Employee Investment Accounts

Employee Managed Accounts and Personal Accounts are supported by MCO through direct electronic feeds from select approved brokers (“Approved Brokers”).  Any accounts held with a broker that is not an Approved Broker must be transferred to an Approved Broker within 90 days of the commencement of employment with Victory Capital.  See Appendix 2 — Approved Brokers List for more information.

On a case-by-case basis, the LCR Department may approve certain accounts held with brokers that are not on the Approved Brokers List. The LCR Department must still receive duplicate statements and confirmations directly from the broker for each of these types of accounts.

Managed Accounts

Access Persons may open and maintain Managed Accounts with brokers on the Approved Brokers List.  See Appendix 2 — Approved Brokers List for more information.  With the exception of IPOs and Limited Offerings, the requirements listed below under Personal Trading Requirements and Restrictions do not apply to Managed Accounts.  Participation in an IPO or a private placement in a Managed Account still requires prior approval of the CCO or his or her designee.

Managed Accounts require the following:

•                  They must be submitted through MCO and approved by the LCR Department prior to trading;

•                  The employee must certify and the broker must verify that the account is truly discretionary;

•                  The broker must provide to the Compliance Department duplicate confirmations or an electronic data feed of each transaction in the account;

•                  Access Persons may not exercise any direct or indirect influence or control over the transactions; and

•                  Access Persons must certify annually that they had no direct or indirect influence or control over any transactions that occurred in their Managed Accounts.

Failure to adhere to these requirements could lead to disciplinary actions and penalties up to and including termination.

Personal Accounts

Access Persons may open and maintain Personal Accounts with brokers on the Approved Brokers List. See Appendix 2 — Approved Brokers List for more information.  Access Persons acknowledge and agree that Victory Capital may request and obtain information regarding Personal Accounts from broker-dealers.  Victory Capital may use personal information, including name, address and social security numbers, to identify and verify employee accounts.

B.            Employee Investment Account Reporting

Investment Account Disclosure

Access Persons may open and maintain investment accounts subject to the disclosure and pre-clearance requirements.  See Appendix 3 — Investment Account Disclosure for more information.

At the end of each quarter, all employees must certify that all Personal Accounts have been disclosed and verify all Personal Trades or transactions are correctly reflected in MCO.

Initial Holdings Report/Annual Holdings Report

No Personal Trading will be authorized before the LCR Department has received a completed Initial Holdings Report as part of the new hire on-boarding process.  Any exceptions must be approved by the CCO.  The Initial Holdings Report must be submitted to the Compliance Department within ten (10) calendar days of becoming an Access Person.  All Access Persons must submit a similar report annually to the Compliance Department.  These reports must include the following information:

•                  The date when the individual became an Access Person (Initial Holdings Report only);

•                  The name of each Personal Account in which any securities are or could be held in the Beneficial Interest of the Access Person, and the name of the broker-dealer or financial institution holding these accounts;

•                  Current holdings in private placements (or non-public offering), including private equity, hedge funds or partnerships; and

•                  Each Reportable Security or Reportable Fund in which the Access Person has a Beneficial Interest, including title, number of shares, and principal amount.  Holdings information must be current as of 45 calendar days before the report is submitted.

Quarterly Securities Transaction Report

At the end of each quarter, every Access Person must verify his or her Personal Trades or transactions in Personal Accounts through MCO by submitting a Securities Transaction Report (“STR”) no later than 30 calendar days following the end of each calendar quarter (whether or not trades were made).  The STR must include:

•                  A description of any transaction in a Reportable Security or Reportable Fund effected during the preceding quarter, such as the date, number of shares, principal amount of securities involved, nature of the transaction (i.e., a buy or a sell), price, and the name of the broker-dealer or financial institution that effected the transaction; and

•                  The name and number for any account established in the preceding quarter, including the name and address of the broker-dealer or financial institution where the account is held and the date it was created.

Certain transactions are exempt from the quarterly reporting requirement.  See “Summary of Pre-clearance Requirements” in Appendix 4 — Reportable Securities for more information.

C.            Personal Trading Requirements and Restrictions

Permissible Transactions

Personal Trades are limited to the types of securities that are permitted under this Code. Most Personal Trades require pre-clearance by the Compliance Department through MCO.  Employees should complete a Personal Trading Request (“PTR”) through MCO for review by the Compliance Department.  See Appendix 4 — Reportable Securities for more information.

Pre-Clearance Expiration

Pre-clearance is only valid on the date it is provided by the Compliance Department (see exception granted to Covered Persons, as defined in VCH’s Insider Trading Policy)).  PTRs should be submitted before 3:30 PM ET and may be denied for any reason deemed appropriate by the CCO or his or her designee.  Late submissions or transactions that require additional research may take longer to obtain pre-clearance and approval may not be granted in time to allow trading on the same day.

Prohibition on Short-Selling Securities

Employees may not Short Sell securities in their Personal Accounts.

Blackout Period

Access Persons are subject to the Blackout Period for any security in which a Victory Capital client has a “buy”, “sell”, or Short-Sell.  For exceptions to the Blackout Period, see “Exempt Securities” or “De Minimis Trades” transactions.  In certain circumstances, Personal Trades approved by the LCR Department may need to be broken due to subsequent client trading activity during the Blackout Period.

Although Short-Selling is strictly prohibited in Personal Accounts, it may be permitted in client accounts as dictated by their investment guidelines.  As a result, Short-Sell securities in a client account will be restricted from Personal Trading in the same manner as if the security was sold long.

The Compliance Department will evaluate program trades (e.g., client cash flows or subscriptions and redemptions) placed by a Portfolio Management Team after an Access Person makes a Personal Trade to determine if such trade is in violation of the Blackout Period.  Trades in the opposite direction from an investment team may not cause the Personal Trade to be in violation of the Blackout Period.  A “limit order” by a Portfolio Management Team that is placed before and executed during the Blackout Period is permitted.  If there is a consistent pattern of such activity, these transactions may be subject to review.  The LCR Department may deny a trade and is not obligated to explain the reason to the employee.

Index Access Persons are restricted from trading equities during the rebalancing months, which generally occur in March and September.  Index Access Persons may still trade securities, such as open-ended mutual funds and ETFs for which Victory Capital does not act as adviser or sub-adviser or other types of securities permitted by the CCO during this month.

Short-Term Holding Period

Personal Trading must be for investment purposes rather than for speculation. Therefore, Access Persons may not purchase and sell or sell and purchase any Reportable Securities in a Personal Account within sixty (60) calendar days(3).  Each purchase or sale of the same security has its own 60-day holding period. Excess profits (or losses avoided) as a result of violating this restriction may be subject to disgorgement.

Maximum Allowable Trades

Access Persons are limited to 20 Personal Trades per calendar quarter across their Personal Accounts(3).  A trade in the same security in multiple accounts on the same day will count as one trade.

De Minimis Trades

A “De Minimis Trade” means a stock trade under $100,000 in a security of an issuer that is a member of the S&P 500 Index, or a security with an equivalent market capitalization and liquidity to a S&P 500 security, as determined by the CCO or his or her designee, or an exempt ETF (see Appendix 5 — ETFs Eligible for De Minimis Transaction Exemption for more information).  Pre-clearance is required for De Minimis Trades but will not be subject to the Blackout Period.

(3)  Certain exceptions apply subject to CCO Approval.

Contra-Trading Rule

No Portfolio Management Team member may trade a security in their Personal Account in the opposite direction of a security held in any client account that he or she manages for Victory Capital unless he or she receives prior written approval from either the CCO or his or her designee.  It is the responsibility of the employee to notify the CCO if he or she intends to make a Personal Trade that is contrary to a client account.  Trades related to rebalancing or cash flows are not considered in the contra-trading analysis.

Small Market Capitalization Securities

Victory Capital generally discourages Personal Trading in smaller market capitalization stocks (e.g. less than $1 billion), in particular, any “microcap stocks”, as these securities could lead to a potential conflict of interest if they are also purchased in client accounts.  Personal Trading by members of a Portfolio Management Team in common holdings with Victory Capital clients, especially in low volume or low market capitalization stocks, could lead to a potential conflict of interest and therefore may be prohibited.

IPO Rule

No Access Person may directly or indirectly acquire a Beneficial Interest in any securities offered in an IPO or in an Initial Coin Offering (ICO), in a Personal Account or Managed Account, except with the prior approval of the CCO or his or her designee.

Limited Offerings (Private Placements)

No Access Person may acquire a Beneficial Interest in a private placement without the prior approval of the CCO or his or her designee.  Prior approval is required whether investing directly or through a Personal Account or Managed Account.  Private placements, such as investment in a private company, purchases of hedge funds or other private investment funds are reportable through the pre-clearance process.  Subsequent capital contributions and full or partial redemptions must be pre-cleared through MCO.

Significant Affiliated Fund Transactions

Pre-clearance is required for any Significant Transaction (greater than $1 million or 1% of the Fund’s outstanding shares) in an Affiliated Fund.  Significant Transactions do not require pre-clearance in Victory Capital’s 401(k), unless it is a Proprietary Fund.

Market Timing Mutual Fund Transactions

Access Persons shall not participate in any activity that may be construed as market timing of mutual funds. Specifically, no employee shall engage in excessive trading or market timing activities with respect to any Proprietary Fund or Reportable Funds.  See Appendix I — Affiliated Funds, Proprietary Funds & Reportable Funds for more information.  In accordance with each Affiliated Fund’s policy, no shareholders may complete more than three (3) round-trip trades in the same fund during any 90-day period. For a first violation, a warning is issued; for the second violation, the person is permanently restricted from additional purchases.  The foregoing restrictions shall not apply to an employee investing in mutual funds through automatic reinvestment programs or to any other non-volitional investment program.

Trading in Victory Capital Stock

Victory Capital Stock (VCTR) is a Reportable Security under the Code. As a general rule, pre-clearance is required prior to executing any trades of VCTR in the open market. For a summary of pre-clearance requirements for VCTR see Pre-Clearance Requirements for Victory Capital Stock

under Appendix 4 — Reportable Securities. If an employee is uncertain whether a transaction requires pre-clearance, he or she should consult with the CCO or a member of the Compliance team.

Covered Persons, as defined in VCH’s Insider Trading Policy, will not be subject to the Pre-Clearance Expiration requirement above and will instead have 3 business days upon receipt of approval to effect transactions in VCTR.

D.            Representation and Warranties

Each time an Access Person submits a PTR, that Access Person shall be deemed to make the following representations and warranties:

•                  They are not in possession of any MNPI for the requested security;

•                  They are not aware of any client trading in the same security during the previous 3 days or in the next 7 days (Blackout Period);

•                  They have not traded the same position in the opposite direction, in the past 60 days (Mandatory Short-Term Holding Period);

•                  For Investment Team members, they are not trading contrary to one of their client accounts (Contra-Trading).

E.            Quarterly and Annual Certifications of Compliance

Each Access Person is required to certify quarterly that he or she has disclosed all reportable:

1.              Gifts and entertainment;

2.              Outside Business Activities;

3.              Political activity and contributions;

4.              All Personal Trading Accounts, including Managed Accounts; and

5.              Personal Trades.

Each Access Person is required to certify annually to the following:

1.              They have read, understand and complied with this Code and other related policies;

2.              They have read, understand and complied with Victory Capital’s Corporate Information Protection and Technology Use policy;

3.              They have provided and verified all reportable holdings data; and

4.              They have answered all additional questions and disclosures within Victory Capital’s Annual Code of Ethics Certification in an accurate and truthful manner.

F.             Review Procedures

The LCR Department will maintain review procedures consistent with this Code.

G.           Recordkeeping

All Code of Ethics records will be maintained pursuant to the provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company.  See Victory Capital’s Books and Records Policy for more information.

H.           Whistleblower Provisions

If an Access Person believes that there has been a violation of this Code, he or she must promptly notify the CCO or CLO or report anonymously to the Victory Capital Ethics telephone hotline at 800-584-9055.  Access Persons are protected from retaliation for reporting violations of this Code.  Retaliation or the threat of retaliation against an Access Person for reporting a violation constitutes a further violation of this Code and may lead to immediate suspension and further sanctions.  See Victory Capital’s Whistleblower and Reporting Suspicious Activity Policy for more information.

Victory Capital is also responsible for communicating the Affiliated Funds’ whistleblower procedures to our employees.  The Affiliated Funds have implemented procedures for receiving anonymous reports of suspected or actual violations of Affiliated Funds’ policies and questionable accounting, internal accounting controls, or auditing matters.  Call 866-844-3863 to initiate a report regarding an Affiliated Fund.

I.                Confidentiality

All information obtained from any employee shall be kept in strict confidence, except when requested by the SEC or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.  Additionally, certain information may be provided to a broker-dealer, service provider or vendor, such as employee name, social security number and home address, in order to ascertain Personal Trading activity that is required to be disclosed by an Access Person.

J.              Reporting to the Board of Directors of Affiliated Funds

At least annually, Victory Capital will provide the Board of Directors of Affiliated Funds with information regarding: 1) any Material Violations under this Code and any sanctions imposed as a response to such Material Violation; and 2) certification that Victory Capital has adopted procedures necessary to prevent Access Persons from violating this Code.

8.              CODE OF ETHICS VIOLATION GUIDELINES

Each Access Person is responsible for conducting his or her activities in accordance with this Code.  Violations of the Code may result in applicable sanctions.

Sanctions may correlate to the severity of the violation and may take into consideration, among other things, such factors as the frequency and severity of any prior violations.  The CCO may recommend escalation to the Victory Capital Board of Directors and Compliance Committee.  When necessary, the Victory Capital Board of Directors may obtain input from the Compliance Committee and the CCO when determining whether such violation is a Material Violation.

The CCO holds discretionary authority to revoke Personal Trading privileges for any length of time and also reserves the right to lift Personal Trading sanctions in response to market conditions.  Additionally, the CCO or Compliance Committee may impose a monetary penalty for any violation.  The CCO will report all warnings, violations and sanctions to the Compliance Committee.

Minor Violations	Potential Actions

•       Provided incorrect or incomplete account or trading information

•       Engaging in a pattern of discouraged or excessive trading

•       Trading without pre-clearance approval when trade would have normally been approved and additional violations did not occur

•       Failure to submit a complete or timely initial or annual holdings or securities transactions report

•       Failure to provide the Compliance Department a duplicate confirmation in a timely manner after request or notice by the Compliance Department

•       Failure to pre-clear properly an outside business activity prior to commencement of such activity

•       LCR Department may question employee and document response

•       1st violation within a 12-month period may result in a warning letter

•       CCO and Compliance Committee will be notified of all warnings and citations given to employees

•       Employee may be required to break a trade or disgorge profits from the trade

•       Any additional actions the CCO or LCR Department deem appropriate under the circumstances

• Failure to complete a quarterly or annual certification by due date • Failure to pre-clear an investment in a private placement that would have been approved

Technical Violations	Potential Actions

•       Any pattern of a Minor Violation within a 12-month period may qualify as a Technical Violation

•       Failure to report a Personal Account

•       Trading without pre-clearance approval when trade would not have been approved

•       Trading without pre-clearance or supplied incorrect information, which may have resulted in additional violations

•       Failure to pre-clear any activity that would have been denied by the Compliance Department

•       Any willful violations of the Code, as determined by the CCO, to be more severe than a Minor Violation

•       LCR Department may question employee and document response

•       LCR Department may issue a warning letter

•       Compliance Committee is notified

•       Human Resources will be notified

•       Employee may be required to break a trade or disgorge profits from the trade — any such profits will be collected by Victory Capital and donated to charity

•       Temporary ban from Personal Trading for no less than 30 calendar days

•       A fine may be imposed, as determined by the CCO on a case-by-case basis

•       Any other actions deemed appropriate by the CCO or the LCR Department

Repeat Technical Violations	Potential Actions

• Any Technical Violation that is repeated at least two (2) times during a 12-month period

•       CCO may meet with employee’s direct manager to discuss violation

•       Human Resources will be notified

•       Employee may be required to break a trade or disgorge profits from the trade — any such profits will be collected by Victory Capital and donated to charity

•       Three (3) or more technical violations within a 12-month period may receive a citation letter, monetary fine and loss of Personal Trading privileges for no less than 90 calendar days

•       Any other actions deemed appropriate by the CCO or the LCR Department

Material Violations / Fraudulent Actions	Potential Actions

• Any Material Violation

•       Compliance Committee will review and recommend sanctions and penalties up to and including termination of employment

•       The Board of Directors and, when applicable, clients will be notified

•       Possible criminal sanctions imposed by regulatory authorities

•       A fine of $10,000 may be imposed by the Board of Directors

•       Any other actions deemed appropriate by the CCO, Compliance Committee or the Board of Directors

The Code of Ethics Violation Guidelines provides examples of potential Code violations and the actions that Victory Capital might take if employees are in violation of the Code; it is not intended to serve as an exhaustive list of potential Code violations or actions relating thereto.  All findings of Code violations and any actions relating thereto will be made on a case-by-case basis.  The CCO has discretion to interpret violations and impose various sanctions in response to such violations as deemed necessary.

Reconsideration

If an Access Person wishes to dispute a violation notice, he or she may submit a written explanation of the circumstances of the violation to the CCO.  The CCO (and the CLO if escalation is deemed necessary) will review submissions on a case by case basis.  The CCO and CLO are under no obligation to change any sanction that has been imposed.

Appendix 1 — Affiliated Funds, Proprietary Funds & Reportable Funds

Victory Capital is comprised of separate investment franchises and its Solutions Platform, each with its own investment teams and unique strategies. Victory Capital provides continuous investment management advice either directly or indirectly (i.e., through certain financial intermediaries) to:

•                  Separate accounts - institutional clients and high net worth individuals

•                  Collective investment trusts

•                  Pooled vehicles - affiliated and unaffiliated registered investment companies (mutual funds)

•                  Exchange traded funds (“ETFs”)

•                  Undertaking for Collective Investment in Transferable Securities (“UCITS”) funds

•                  Clients who participate in wrap fee programs

•                  Victory Capital also oversees the management of fixed-income and natural resources equity mutual funds, which are sub-advised by other investment advisers

As described in this Code, certain restrictions apply to trading in an Affiliated Fund, a Proprietary Fund and any fund sub-advised by Victory Capital.  Please refer to the company’s intranet site “Under the wing” for a complete list or follow one of the links below.

Affiliated Funds

For the most up-to-date list of Affiliated Victory Funds, please visit www.victoryfunds.com.

Proprietary Funds

Preclearance is required before trading in one of the following Proprietary Funds, which is a fund or product in which Victory Capital or its employees have an aggregate of 25% or more Beneficial Interest:

•                  Victory Munder Small Cap Growth Fund (MASCX, MYSGX), managed by Munder Capital Management

•                  Victory Munder Small Cap/Mid-Cap Blend (strategy), managed by Munder Capital Management

•                  Victory Trivalent Emerging Markets Small Cap Fund (MAEMX, MYEMX), managed by Trivalent Investments

Sub-Advised Funds

Victory Capital acts as sub-adviser to a number of unaffiliated registered investment companies (mutual funds).  Please refer to Victory Capital Management Inc.’s ADV filed with the SEC by searching for the firm name on https://www.adviserinfo.sec.gov.  ADV Part 1 contains SECTION 5.G.(3), which lists “Advisers to Registered Investment Companies and Business Development Companies”.  The name of the fund complex can be obtained by searching for the SEC File Number (under More Options) using EDGAR: https://www.sec.gov/edgar/searchedgar/companysearch.html. A complete list is also available on the company’s intranet site “Under the wing” under the compliance tab.

i

Appendix 2 — Approved Brokers List

1.                   Employer Sponsored Retirement Plans

2.                   Ameriprise Financial Services

3.                   Charles Schwab

4.                   E*TRADE

5.                   Edward Jones

6.                   Fidelity Investments

7.                   Interactive Brokers

8.                   JP Morgan Chase

9.                   Merrill Lynch

10.            Morgan Stanley

11.            Northern Trust

12.            Raymond James

13.            RBC

14.            Scottrade

15.            TD Ameritrade

16.            UBS

17.            Vanguard

18.            Wells Fargo

Appendix 3 — Investment Account Disclosure

The account disclosure requirements listed below are required under the Code. Accounts need to be disclosed when opened and then verified as part of your quarterly Code of Ethics certification.  Failure to comply may result in sanctions imposed by the Victory Capital Compliance Committee and/or Board of Directors.

A Beneficial Interest in the following types of accounts must be reported to the LCR Department initially and reported on the annual holdings report:

•                  All Personal Accounts, which includes any account that can hold a Reportable Security or Reportable Fund

•                  Affiliated Funds accounts (or any other Reportable Fund)

•                  Employee & Immediate Family’s 401(k) if able to buy or sell Reportable Securities

•                  Security Lending Accounts

•                  Margin Accounts

The following accounts must be reported to the LCR Department initially:

•                  Private Placements (Private Investment Funds, Hedge Fund, Private Equity, Limited Offerings)

•                  Investment Clubs

The following accounts do not need to be held at an Approved Broker and do not need to be pre-cleared or reported on the annual holdings report:

•                  Open-end mutual fund accounts held directly with an unaffiliated Fund (for Non-Reportable Funds only)

•                  Employee & Immediate Family’s employer sponsored retirement plan accounts (e.g., 401(k)) if unable to buy or sell Reportable Securities requiring pre-clearance

•                  529 Plans

Appendix 4 — Reportable Securities

Personal Accounts generally require employees to pre-clear transactions by submitting PTRs through MCO.  See Section VI: Personal Trading Requirements and Restrictions for more information.

Summary of Pre-clearance Requirements

All Access Persons must obtain pre-clearance prior to effecting most transactions in a Personal Account. However, for certain accounts and security types, pre-clearance is not necessary.  Generally, these transactions do not need to be pre-cleared because the transactions are passive, are not Reportable Securities, or they are made in accounts in which the Access Person has no direct or indirect influence or control.  The below chart summarizes instances in which pre-clearance is required and other instances which it is not. If an employee is uncertain whether a transaction requires pre-clearance, he or she should consult with the CCO of a member of the Compliance team. For Victory Capital Stock, please refer to the Summary of Pre-Clearance Requirements for Victory Capital Stock provided in this Appendix.

Transaction Description	Pre-Clearance Required
Pre-clearance Required
Bonds (including convertible, corporate, high-yield, and municipal bonds)	Yes
Closed-end funds	Yes
Equities	Yes
Exchange-traded funds (ETFs), including Victory Capital ETFs	Yes
Exchange-traded notes (ETNs)	Yes
Fannie Mae & Freddie Mac mortgage-related securities	Yes
Trust preferred & traditional preferred securities	Yes
IPOs, with the prior approval of the CCO or his or her designee	Yes
Private placements	Yes
Any securities that are gifted or donated by an Access Person	Yes
Unit investment trusts	Yes
Significant Transactions in an Affiliated Fund	Yes
Investments in Proprietary Funds	Yes
Pre-clearance NOT Required
All securities in Managed Accounts (that have been approved by Compliance), with the exception of IPOs or Private Placements	No
Approved automatic or periodic investment plans	No
Bankers’ acceptances, bank certificates of deposit and commercial paper	No
Corporate action transactions (e.g., stock splits, rights offerings, mergers and acquisitions)	No
Direct obligations of the U.S. government	No
Dividend Reinvestment Plans (DRIPs) or dividend transactions	No

Investment grade, short-term debt instruments, including repurchase agreements	No
Variable insurance products that invest in funds for which Victory Capital does not act as adviser or sub-adviser	No
Open-end mutual funds (unless it is a Proprietary Funds or Significant Transaction for which Victory Capital acts as adviser or sub-adviser)	No
Money market funds	No
Affiliated Funds under $1 million or that are not Proprietary Funds	No
Physical commodity contracts	No
Investments in qualified tuition programs (“529 Plans”)	No
Securities that are gifted or donated to an Access Person	No
Security lending transactions	No
Victory Capital 401(k) transactions unless greater than $100,000 in a Proprietary Fund or a Significant Transaction in any Affiliated Fund	No

Summary of Pre-Clearance Requirements for Victory Capital Stock (ticker “VCTR”)

VCTR Transaction Description	Pre-Clearance Required
Common Stock (Class A Shares)
Employee purchase or sale in any Personal Account (e.g. a brokerage account for the benefit of the employee or for the benefit of the employee’s Immediate Family)	Yes
Employee purchase or sale in a Managed Account approved by Compliance.	No
Employee Stock Purchase Plan (ESPP)
Purchases made pursuant to Employee Stock Purchase Plan	No
Sales of shares acquired through the Employee Stock Purchase Plan	Yes
Options
Sale of shares in the open market acquired through the exercise of any options	Yes
Same Day Sale Exercise - Sale of all shares in the open market to cover the cost of the exercise. Remaining proceeds go to the Employee.	Yes
Sell To Cover Exercise - Sell enough shares in the open market to cover the cost of the exercise.	Yes
Cash Exercise - Employee pays the entire cost of the exercise.	No
Withhold Shares - Victory Capital withholds shares equal to the cost of the exercise.	No

v

Restricted Stock (Class B Shares)
Selling restricted stock in the open market	Yes
Sell-to-cover - Sale of restricted stock in open market to cover vested shares tax liability	Yes
Cash - Cash payment to cover vested shares tax liability	No
Net - Surrender shares to Victory Capital to cover vested shares tax liability	No
10b5-1 Trading Plan
Officers of VCH required to make filings under Section 16 of the Securities and Exchange Act of 1934, as amended, conducting trades in accordance with an approved 10b5-1 Trading Plan.	No

Prohibited from Personal Trading

Access Persons may NOT trade the following securities in Personal Accounts:

•                  Commodities

•                  Currencies, including cryptocurrencies (e.g. Bitcoin, Ethereum)

•                  Futures

•                  Options

Appendix 5 — ETFs Eligible for De Minimis Transaction Exemption

Trades in the following ETFs shall be considered De Minimis Trades due to their use as highly liquid cash management vehicles in various Victory Capital accounts.

Name	Symbol	CUSIP
iShares Core MSCI EAFE ETF	IEFA	46432F842
iShares Core MSCI Emerging Markets ETF	IEMG	46434G103
iShares Core S&P 500 ETF	IVV	464287200
iShares FTSE China 25 Index	FXI	464287184
iShares iBoxx $ High Yield Corporate Bond	HYG	464288513
iShares MSCI ACWI Index Fund	ACWI	464288257
iShares MSCI Emerging Index Fund ETF	EEM	464287234
iShares MSCI EAFE Index Fund ETF	EFA	464287465
iShares MSCI Japan Index Fund ETF	EWJ	464286848
iShares MSCI India	INDA	46429B598
iShares Russell 1000	IWF	464287614
iShares Russell 2000 ETF	IWM	464287655
iShares Russell 2000 Value	IWN	464287630
iShares Russell Mid-Cap Value	IWS	464287473
iShares MSCI China Index Fund	MCHI	46429B671
SPDR S&P 500 ETF	SPY	78462F103
SPDR S&P MidCap 400 ETF	MDY	78467Y107
Vanguard FTSE Developed Markets ETF	VEA	921943858
Vanguard Total International Stock ETF	VXUS	921909768

Supplement 1 -

RS Investments (Hong Kong) Limited
Code of Ethics Supplement (“Hong Kong Supplement”)

The following policies and procedures are in addition to, and supersede where relevant, the policies and procedures detailed in the Code.

I.                    COMPLIANCE

General

Compliance with all regulatory requirements is of the utmost importance to RS Investments (Hong Kong) Limited (“RSHK”).  All staff members of RSHK should read and understand the content of the Code and Victory Capital’s Compliance Manual (the “Compliance Manual”), and each staff member should also read and understand the content of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code of Conduct”) and the Fund Manager Code of Conduct (the “FMCC”) issued by the Securities and Futures Commission (the “SFC”) where such staff member is licensed by the SFC.  RSHK should at all times have at least one designated Compliance Officer. The Compliance Officer and the responsible officers who are ultimately responsible for seeking to ensure compliance by RSHK with all applicable regulatory requirements on a daily basis are identified in the RSHK Compliance Manual.

In addition, it is also the duty of all staff members of RSHK to comply with the contents of the Code and the Compliance Manual, and to observe all other regulatory requirements as applicable to them from time to time, in all their activities on behalf of RSHK.  Failure to do so may result in disciplinary action.

II.               PROHIBITED CONDUCT

General

Every director, manager or any other person involved in the management of RSHK has a statutory obligation to take all reasonable measures from time to time to seek to ensure that proper safeguards exist to prevent RSHK from acting in a way which would result in RSHK perpetrating any market misconduct under the Securities and Futures Ordinance (the “SFO”).

Market Misconduct

“Market misconduct” under the SFO means:

1.             Insider dealing

2.             False trading

3.             Price rigging

4.             Disclosure of information about prohibited transactions

5.             Disclosure of false or misleading information inducing transactions stock market manipulation; and

6.             Includes attempting to engage in, or assisting, counseling or procuring another person to engage in any of the above activities

Insider Dealing

See Section IV — Policy Statement on Insider Trading for more information.

False Trading

False trading attracts civil and criminal liabilities.  In brief, false trading occurs when a person, in Hong Kong or elsewhere, engages in conduct intending that, or being reckless as to whether, it creates, or is likely to create, a false or misleading appearance of active trading in securities or futures contracts traded on a Hong Kong or overseas market.  An on-market “wash sale” or “matched order” is presumed to create a false or misleading appearance of active trading.

Price Rigging

Price rigging attracts civil and criminal liabilities.  In brief, price rigging occurs where a person, in Hong Kong or elsewhere engages, directly or indirectly, in:

1.              A wash sale which maintains, increases, reduces, stabilizes or causes fluctuations in, the price of securities traded on a Hong Kong market; or

2.              Any fictitious or artificial transaction or device, intending that, or being reckless as to whether, it maintains, increases, reduces, stabilizes or causes fluctuations in, the price of securities, or the price for dealing in futures contracts, traded on a Hong Kong market.

There will also be a breach where such activity is carried out in Hong Kong which affects shares and futures contracts that are traded on an overseas market.

Disclosure of Prohibited Transactions and Disclosure of False and Misleading Information

Disclosure of prohibited transactions and disclosure of false and misleading information inducing transactions attract civil and criminal liabilities.  In brief, these occur when a person discloses, circulates or disseminates information:

1.              To the effect that the price of securities of a corporation, or the price for dealings in futures contracts, will be maintained, reduced or stabilized because of a prohibited transaction; or

2.              That is likely to induce a transaction in securities or futures contracts if the information is false or misleading.

Stock Market Manipulation

Stock market manipulation attracts civil and criminal liabilities under the laws of Hong Kong.  It is prohibited when, in Hong Kong or elsewhere, a person enters into, directly or indirectly, two or more transactions in securities that by themselves or in conjunction with any other transaction increase reduce, maintain or stabilize the price of securities and with the effect of influencing the investment decisions of other persons.

Other Offenses

All Victory Capital employees, including the employees of RSHK, are prohibited from engaging in the Short-Selling of any securities, including “naked” or “uncovered,”  Short-Selling on the SEHK.  It is a criminal offence under the SFO for a person to sell securities at or through the SEHK unless at the time of the sale he (or his client, if he acts as an agent) has a presently exercisable and unconditional right to vest the securities in the purchaser of them, or believes and has reasonable grounds to believe that he (or his client, as the case may be) has such a right.

RSHK should also note that section 171 of the SFO imposes a duty to report Short-Selling transactions (which are covered) on both the seller (as a principal, whether he is a client or an intermediary) and the intermediary (as an agent).  RSHK must also observe the Securities and Futures (Short-Selling and Securities Borrowing and Lending (Miscellaneous) Rules) and the SFC’s “Guidance Note on Short-Selling Reporting and Stock Lending Record Keeping Requirements” as applicable.

RSHK and the employees of RSHK shall not make any unsolicited call (unless specifically allowed under s174 of the SFO or under the Securities and Futures (Unsolicited Calls — Exclusion) Rules in order to induce or attempt to induce another person to sell or purchase securities, futures contract or leveraged foreign exchange contract.

Other criminal offences under the SFO include:

1.              Offence involving fraudulent or deceptive devices etc. in transactions in securities, futures contracts or leveraged foreign exchange trading;

2.              Offence of disclosing false or misleading information inducing others to enter into leveraged foreign exchange contracts; and

3.              Offence of falsely representing dealings in futures contracts on behalf of others, etc.

Other Misconduct

Prohibition on Shadowing

An employee is prohibited from replicating deliberately what the clients of RSHK trade for the purpose of making speculative profits or avoiding losses.

Prohibition on Churning or Twisting

RSHK is not permitted to generate high commission income by putting excessive orders through the client accounts.

Prohibition on Rat Trading

An employee is prohibited from rat trading, which covers deliberate trading to the disadvantage of the client.  For example, a fund manager might execute a buy order and delay allocating it to the funds or accounts it manages.  If the price moves up, he may allocate it to his own account or to a nominee account at the lower execution price.  On the other hand, he may delay executing the order and, if the price moves down, buy it at the lower price for himself or herself and sell it to the fund or accounts that it manages.

x

Supplement 2 -

RS Investment Management (Singapore) Pte. Ltd. (“RSIMS”)

Code of Ethics Supplement (“Singapore Supplement”)

The policies and procedures in this Singapore Supplement to the Code apply to Access Persons of RSIMS and are in addition to, and supplement, the policies and procedures detailed in the Code.

Matters set out in the relevant sections of this Singapore Supplement shall be read in conjunction, and as one, with the Code. To the extent there is any inconsistency between the Code and this Singapore Supplement, this Singapore Supplement shall prevail.

Short-Selling of Securities

All Victory Capital employees, including employees of RSIMS, are prohibited from Short-Selling any security.

Trading on Inside Information

In addition to the requirements set out in the Code, all employees of RSIMS and all members of their Immediate Family are required to comply with all applicable laws in Singapore in relation to any Securities Transactions.  Such laws include but are not limited to Part XII (Market Conduct) of the Securities and Futures Act (Chapter 289 of Singapore) (“SFA”) which set out prohibitions against the following conduct:

•                  False trading and market rigging transactions;

•                  Securities market manipulation and manipulation of prices of futures contracts and cornering;

•                  The making of false or misleading statements or the dissemination of information that is false or misleading;

•                  Fraudulently inducing persons to deal in securities or trade in futures contracts;

•                  Employment of fraudulent or deceptive devices, or manipulative and deceptive devices;

•                  Bucketing; and

•                  Insider trading and tipping off.

Reporting Requirements

In addition to the Personal Account and Personal Trading requirements and restrictions set out in the Code, each employee of RSIMS who acts as a representative of RSIMS in RSIMS’ capacity as the holder of a capital markets services license issued pursuant to the SFA for fund management (each a “Relevant Access Person”) is required to maintain a register of his or her interests in securities (as such term is defined in section 2(1) of the SFA, the relevant extract of which is set out in the Appendix) that are listed for quotation, or quoted, on a securities exchange or recognized market operator in the prescribed Form 15 to the Securities and Futures (Licensing and Conduct of Business) Regulations (Rg 10).

Within 7 days after the date he or she acquires the interest in the relevant securities, each Relevant Access Person shall be required to enter into his or her register:

1.              Particulars of securities in which such Relevant Access Person has any interest; and

2.              Particulars of such interests.

Where there is any change in any interest in the securities of such Relevant Access Person, he or she shall enter particulars of the change (including the date of the change and the circumstances by reason of which the change has occurred), within 7 days after the date of the change.

All entries in the register must be kept in an easily accessible form for a period of not less than 5 years after the date on which such entry was first made.   The register shall:

1.              If in physical form, be kept at RSIMS’s principal place of business in Singapore; or

2.              If in electronic form, be kept in such manner so as to ensure that full access to the register may be gained by the Monetary Authority of Singapore (“MAS”) at RSIMS’s principal place of business in Singapore.

RSIMS is required to maintain records of the place at which the Relevant Access Persons keep their respective registers and the places at which copies of those registers are kept in Singapore. As a separate matter, RSIMS is also required to maintain a Form 15 in relation to RSIMS’ own interests in the relevant Securities.